================================================================================


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                   FORM 8-K/A

                        AMENDMENT NO. 1 TO CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): SEPTEMBER 28, 2001
                                                        ------------------




                             DRS TECHNOLOGIES, INC.

             (Exact name of registrant as specified in its charter)




          DELAWARE                   1-8533                     13-2632319
(State or other jurisdiction of    (Commission                 (IRS Employer
        incorporation)             File Number)              Identification No.)



                   5 SYLVAN WAY, PARSIPPANY, NEW JERSEY 07054
                    (Address of principal executive offices)

                                 (973) 898-1500
              (Registrant's telephone number, including area code)


================================================================================

The undersigned Registrant hereby amends the following items, financial statements, exhibits, or other portions of its Current Report on Form 8-K, originally filed with the Securities and Exchange Commission on October 12, 2001 (the "Form 8-K") as set forth in the pages attached hereto:

      ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

      (a)   FINANCIAL STATEMENTS:

            The following financial statements of the business acquired are attached hereto:

            Independent Auditors' Report ...................................F-1

            Statements of Assets to be Acquired and Liabilities to be
              Assumed as of December 31, 2000 and June 30, 2001 .............F-2

            Statements of Direct Revenues and Direct Operating
              Expenses for the year ended December 31, 2000 and the six
              months ended June 30, 2001 ....................................F-3

            Notes to Financial Statements for the year ended
              December 31, 2000 and the six months ended June 30, 2001
              and 2000.......................................................F-4

      (b)   PRO FORMA FINANCIAL INFORMATION:

            The following unaudited pro forma condensed combined financial statements are attached hereto:

            Unaudited Pro Forma Condensed Combined Financial
              Information ..................................................F-10

            Unaudited Pro Forma Condensed Combined Statement of Earnings
              for the Fiscal year ended March 31, 2001......................F-11

            Unaudited Pro Forma Condensed Combined Statement of Earnings
              for the six months ended September 30, 2001. .................F-12

            Notes to Unaudited Pro Forma Condensed Combined Financial
              Information ..................................................F-13

      (c)   EXHIBITS:


            23.1  Consent of Deloitte & Touche LLP, Independent Auditors

ITEM 7(b)

                          INDEPENDENT AUDITORS' REPORT

The Boeing Company

    We have audited the accompanying statement of assets to be acquired and liabilities to be assumed of certain operations of the Sensors and Electronic Systems organization of The Boeing Company as defined in the Asset Purchase Agreement dated August 3, 2001 and described in Note 1 (the SES Business) as of December 31, 2000, and its direct revenues and direct operating expenses for the year then ended. These financial statements are the responsibility of The Boeing Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying financial statements were prepared to present the assets to be acquired and liabilities to be assumed and the direct revenues and direct operating expenses of the SES Business, as described in Note 1 to the financial statements, and may not necessarily be indicative of the conditions that would have existed or the results of operations if the SES Business had been operated as a stand-alone company during the period presented.

    In our opinion, the accompanying statement of assets to be acquired and liabilities to be assumed and the related statement of direct revenues and direct operating expenses present fairly, in all material respects, the assets to be acquired and liabilities to be assumed of the SES Business as of December 31, 2000, and its direct revenues and direct operating expenses for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Costa Mesa, California
November 15, 2001

                       SES BUSINESS OF THE BOEING COMPANY

       STATEMENTS OF ASSETS TO BE ACQUIRED AND LIABILITIES TO BE ASSUMED

             AS OF DECEMBER 31, 2000 AND JUNE 30, 2001 (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 31,    JUNE 30,
                                                                  2000          2001
                                                              ------------   -----------
                                                                             (UNAUDITED)
                           ASSETS
CURRENT ASSETS:
  Billed accounts receivable................................     $21,248       $13,246
  Unbilled accounts receivable..............................      20,052        11,591
  Inventory, net of progress payments.......................      32,422        21,786
  Other current assets......................................         495           149
                                                                 -------       -------
    Total current assets....................................      74,217        46,772

MACHINERY AND EQUIPMENT, net................................       9,695         9,212

INTANGIBLE ASSET, net.......................................       2,087         1,834
                                                                 -------       -------
    Total assets............................................      85,999        57,818

                        LIABILITIES
CURRENT LIABILITIES:
  Accrued vacation and sick pay.............................       1,093         1,265
  Customer advances.........................................       5,798         3,031
  Reserve for anticipated losses on contracts...............       7,970         7,970
  Other.....................................................         302           276
                                                                 -------       -------
    Total current liabilities...............................      15,163        12,542

COMMITMENTS AND CONTINGENCIES...............................
                                                                 -------       -------
NET ASSETS TO BE ACQUIRED...................................     $70,836       $45,276
                                                                 =======       =======

                See accompanying notes to financial statements.

                       SES BUSINESS OF THE BOEING COMPANY

          STATEMENTS OF DIRECT REVENUES AND DIRECT OPERATING EXPENSES

                  FOR THE YEAR ENDED DECEMBER 31, 2000 AND THE

              SIX MONTHS ENDED JUNE 30, 2001 AND 2000 (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

                                                                                 SIX MONTHS
                                                                                    ENDED
                                                               YEAR ENDED         JUNE 30,
                                                              DECEMBER 31,   -------------------
                                                                  2000         2001       2000
                                                              ------------   --------   --------
                                                                                 (UNAUDITED)
DIRECT REVENUES.............................................    $108,343     $53,557    $38,908

DIRECT OPERATING EXPENSES:
  Costs of revenues.........................................      99,373      48,706     39,492
  Selling, general, and administrative......................      13,323       5,664      5,732
                                                                --------     -------    -------

    Total direct operating expenses.........................     112,696      54,370     45,224
                                                                --------     -------    -------

DIRECT REVENUES LESS THAN DIRECT OPERATING EXPENSES.........    $ (4,353)    $  (813)   $(6,316)
                                                                ========     =======    =======

                See accompanying notes to financial statements.

                       SES BUSINESS OF THE BOEING COMPANY

       NOTES TO FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2000

          AND THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000 (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

    On September 28, 2001, The Boeing Company (Boeing or the Seller) sold certain assets and liabilities of the Sensors and Electronic Systems business (SES or the SES Business) to DRS Technologies, Inc. (DRS or the Buyer) pursuant to an Asset Purchase Agreement dated as of August 3, 2001, between Boeing and DRS (the Agreement).

    The SES Business, located primarily in Anaheim, California, is a provider of advanced electro-optical airborne and naval surveillance and targeting systems, high-performance military infrared cooled sensor systems, and infrared uncooled sensor products for military and commercial applications.

    BASIS OF PRESENTATION--The assets to be acquired and liabilities to be assumed of the SES business have not operated as a stand-alone business within Boeing, and have been included within its Space and Communications segment. The accompanying financial statements present the assets to be acquired and liabilities to be assumed of SES based upon the structure of the transaction as described in the Agreement and the direct revenues and direct operating expenses corresponding to the assets to be acquired and liabilities to be assumed; assets and liabilities of the Sensors and Electronic Systems business of The Boeing Company which are not subject to the Agreement, and the related direct revenues and direct operating expenses, have been excluded.

    Costs other than direct labor and materials, are allocated to SES from various Boeing overhead pools on the basis of direct labor costs or other appropriate methodologies. Costs included in the various overhead pools include, but are not limited to, depreciation and amortization, occupancy and facility costs, employee benefit costs, and various services such as general management, facilities management, human resources, data processing, security, payroll and employee benefits administration, financial, legal, tax, insurance administration, duplicating, telecommunications, and other miscellaneous services. In the opinion of management, these methods of allocating indirect costs are reasonable; however, they do not necessarily equal the costs that SES would have incurred on a stand-alone basis. Therefore, the financial information included herein may not necessarily reflect the financial position and results of operations of SES on a stand-alone basis.

    UNAUDITED INTERIM FINANCIAL INFORMATION--The accompanying interim financial information as of June 30, 2001 and for the six months ended June 30, 2001 and 2000 are unaudited and, in the opinion of management, include all adjustments necessary to present fairly the financial information for the periods presented in accordance with accounting principles generally accepted in the United States of America (generally accepted accounting principles).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make assumptions and estimates that directly affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from those estimates.

    REVENUE RECOGNITION--Revenues under cost-reimbursement contracts are accounted for under the percentage-of-completion method of accounting in which revenues are recorded for costs, as incurred, plus a portion of profit expected to be realized based on the ratio of costs incurred to estimated costs

                       SES BUSINESS OF THE BOEING COMPANY

       NOTES TO FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2000

    AND THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000 (UNAUDITED) (CONTINUED)

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

at completion. Revenues under fixed price contracts are recorded as deliveries are made. Revenues for time and material contracts are recorded when the services are performed. Anticipated losses on contracts are recognized in full in the period that the losses become probable and estimable. Anticipated losses in excess of the related accumulated cost is shown as a liability in the accompanying financial statements.

    Estimated profits for all long-term contracts are based on management estimates of total sales values and costs at completion. These estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments resulting from such revisions are recorded in the periods in which the revisions are made. When appropriate, increased funding is assumed based on expected adjustments of contract prices for increases in scope and other changes ordered by the customer. Since many contracts extend over a long period of time, revisions in cost and funding estimates during the progress of work have the effect of adjusting current period earnings for performance in prior periods.

    Certain contracts contain cost or performance incentives or both. These incentives provide for increases in fees or profits for surpassing stated targets or other criteria, or for decreases in fees or profits for failure to achieve such targets or other criteria. Cost and performance incentives are included in revenues at the time there is sufficient information to relate actual performance to targets or other criteria.

    Cost of sales includes direct engineering and manufacturing costs and certain overheads including fringe benefits and an allocated portion of costs incurred by support departments.

    CASH AND CASH EQUIVALENTS--SES participates in a centralized cash management system wherein cash receipts are transferred to and cash disbursements are funded by Boeing. Since cash and cash equivalents related to the operations of SES are not to be acquired by DRS, they are excluded from the accompanying financial statements.

    ACCOUNTS RECEIVABLE--Billed accounts receivable are comprised of amounts due from the United States Government (either directly, or indirectly through commercial customers who are the prime contractor on contracts where SES is a subcontractor and the United States Government is the sole end customer) and from commercial customers principally related to long-term cost-reimbursement contracts. These amounts are billed in accordance with contract terms. Amounts billed under retainage provisions of contracts are not significant and substantially all amounts are collectible within five years.

    Unbilled receivables on fixed-price contracts arise as revenues are recognized under the percentage-of-completion method. These amounts are billable at specified dates, when deliveries are made or at contract completion, which is generally expected to occur within one year. Amounts included in unbilled receivables are related to long-term contracts and are reduced by appropriate progress billings. Unbilled amounts on cost-reimbursement contracts represent recoverable costs and accrued profits not yet billed. These amounts are billable based on contract terms, final settlement of indirect expense rates, or contract completion.

    INVENTORY--Inventoried costs on long-term contracts include direct engineering, production and tooling costs, and applicable overhead, not in excess of estimated net realizable value, net of related progress payments received. In accordance with industry practice, inventoried costs include amounts

                       SES BUSINESS OF THE BOEING COMPANY

       NOTES TO FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2000

    AND THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000 (UNAUDITED) (CONTINUED)

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

relating to contracts with long production cycles, a portion of which is not expected to be realized within one year. Commercial spare parts and general stock materials are stated at average cost not in excess of net realizable value.

    MACHINERY AND EQUIPMENT--Pursuant to the Agreement, certain machinery and equipment owned by the Seller which is used in connection with SES was purchased by the Buyer, and the cost and related accumulated depreciation of such machinery and equipment is included in the accompanying financial statements. Machinery and equipment is recorded at cost less accumulated depreciation.

    Depreciation is computed using accelerated and straight-line methods over the estimated useful lives (10 to 50 years) of the related assets. Recoverability of machinery and equipment is periodically evaluated by assessing whether the net book value can be recovered over its remaining life through undiscounted cash flows generated by the asset.

    INCOME TAXES--No provision or benefit for income taxes has been provided in the accompanying financial statements due to the fact that SES was not operated as a stand-alone company and no allocation of the Seller's income tax provision/benefit has been made to SES.

    Pursuant to the Agreement, no tax-related assets or liabilities have been acquired or assumed by the Buyer and, accordingly, no tax-related assets or liabilities are reflected in the accompanying financial statements.

    FAIR VALUE OF FINANCIAL INSTRUMENTS--Financial instruments of SES consist of accounts receivable. The carrying amount of SES's financial instruments approximate the fair values at December 31, 2000 based on the short-term nature of these instruments.

    INTANGIBLE ASSET--Intangible asset represents amounts paid pursuant to a 15-year technology license agreement. The amount is being amortized on a straight-line method over the life of the license and is net of accumulated amortization of $913 at December 31, 2000.

    RECENT ACCOUNTING PRONOUNCEMENTS--In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which the SES adopted effective January 1, 2001. SFAS No. 133 required SES to record all derivatives on the balance sheet at fair value. SFAS No. 133 did not have a material impact on SES's financial statements.

    In July 2001, the FASB issued two new pronouncements: SFAS No. 141, BUSINESS COMBINATIONS, and SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. SES will be required to adopt SFAS No. 141 for all business combinations completed after June 30, 2001. SES will be required to adopt SFAS No. 142 on January 1, 2002; SES is evaluating the impact of the adoption of this standard and has not yet determined the effect, if any, that this statement will have on its financial statements.

                       SES BUSINESS OF THE BOEING COMPANY

       NOTES TO FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2000

    AND THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000 (UNAUDITED) (CONTINUED)

                             (DOLLARS IN THOUSANDS)

3. ACCOUNTS RECEIVABLE

    As of December 31, 2000 and June 30, 2001, accounts receivable are comprised as follows:

                                                         DECEMBER 31,   JUNE 30,
                                                             2000         2001
                                                         ------------   --------
Billed accounts receivable:
  United States Government.............................     $16,768     $ 9,872
  Other................................................       4,480       3,374
                                                            -------     -------
                                                             21,248      13,246

Unbilled accounts receivable:
  United States Government.............................      18,413      10,617
  Other................................................       1,639         974
                                                            -------     -------
                                                             20,052      11,591

                                                            $41,300     $24,837
                                                            =======     =======

    Accounts receivable at December 31, 2000 are expected to be collected in 2001 except for approximately $2,926 in 2002.

4. INVENTORY

    As of December 31, 2000 and June 30, 2001, inventory is comprised as follows:

                                                         DECEMBER 31,   JUNE 30,
                                                             2000         2001
                                                         ------------   --------
Inventoried costs related to long-term contracts.......     $42,703     $30,025
Raw materials..........................................       2,871       4,776
Less progress payments, principally related to
  long-term contracts..................................     (13,152)    (13,015)
                                                            -------     -------

                                                            $32,422     $21,786
                                                            =======     =======

5. MACHINERY AND EQUIPMENT

    As of December 31, 2000 and June 30, 2001, machinery and equipment are comprised as follows:

                                                        DECEMBER 31,   JUNE 30,
                                                            2000         2001
                                                        ------------   --------
Machinery and equipment...............................    $ 35,203     $ 36,335
Less accumulated depreciation.........................     (27,278)     (28,366)
                                                          --------     --------
Machinery and equipment, net..........................       7,925        7,969
Construction in progress..............................       1,770        1,243
                                                          --------     --------
Machinery and equipment, net..........................    $  9,695     $  9,212
                                                          ========     ========

                       SES BUSINESS OF THE BOEING COMPANY

       NOTES TO FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2000

    AND THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000 (UNAUDITED) (CONTINUED)

                             (DOLLARS IN THOUSANDS)

5. MACHINERY AND EQUIPMENT (CONTINUED)

    In addition to the assets recorded above, SES uses certain government-owned equipment and shared Seller equipment for production of the contracts. The shared Seller equipment has been excluded from the accompanying financial statements as they are not to be acquired by DRS.

    Acquisitions of machinery and equipment was $1,185 for the year ended December 31, 2000.

6. EMPLOYEE BENEFIT PLANS

    The employees of SES, along with eligible employees from other Boeing operations, participate in various retirement and other benefit plans of Boeing. The pension assets of the plans, which are in excess of the pension liabilities, have not historically been specifically identified for, nor allocated to, SES or to specific individual participants in the plans because the Plan's administrator does not provide sufficient information for that purpose. Therefore no calculated net pension asset/liability existed at December 31, 2000 or June 30, 2001 for SES.

    In accordance with the Agreement, certain pension assets and liabilities will be assumed by the Buyer in connection with the closing. The assets to be transferred will be calculated by multiplying the total fair market value of the Boeing plans' assets as of the closing date by a percentage computed as the actuarially determined liability as of the closing date for the transferred employees divided by the actuarially determined liability for all participants in the plans. The assets to be transferred shall be made in cash or cash equivalents. The liabilities to be transferred will be actuarially determined based upon Seller's existing methodologies and the participant classifications as of the closing date.

    Costs attributable to SES's participation in the benefit plans have been allocated to SES from Boeing as a non-specifically identifiable component of certain overhead pools which are included in costs of revenues and selling, general and administrative expenses in the statement of direct revenues and direct operating expenses.

7. RISK CONCENTRATIONS, COMMITMENTS, AND CONTINGENCIES

    GENERAL--Companies such as SES, which are engaged in supplying defense-related equipment to the U.S. Government, are subject to certain business risks peculiar to that industry. Sales to the U.S. Government may be affected by changes in procurement policies, budget considerations, changing concepts of national defense, political developments abroad and other factors.

    CONTINGENCIES--The SES Business is subject to potential liability under customer claims arising in the normal course of business. Management of the SES Business and the Seller believe the disposition of matters which are pending or asserted will not have a material adverse effect on the SES Business financial statements.

    CREDIT RISK--Financial instruments which subject SES to concentrations of credit risk primarily relate to accounts receivable. Contracts involving the U.S. Government do not require collateral or other security. Ongoing credit evaluations of non-U.S. Government customers are conducted and generally collateral or other security is not required from these customers. Historically, no significant credit-related losses have been incurred by SES.

                       SES BUSINESS OF THE BOEING COMPANY

       NOTES TO FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2000

    AND THE SIX MONTHS ENDED JUNE 30, 2001 AND 2000 (UNAUDITED) (CONTINUED)

                             (DOLLARS IN THOUSANDS)

7. RISK CONCENTRATIONS, COMMITMENTS, AND CONTINGENCIES (CONTINUED)

    MARKET CONCENTRATIONS--For the year ended December 31, 2000, three customers represented 58%, 13%, and 13% of direct revenues. At December 31, 2000, two customers accounted for 69% and 14% of total accounts receivable.

    Direct revenues under U.S. Governmental contracts (including contracts for which SES is either the prime contractor or a subcontractor) were approximately 77% of total direct revenues for the year ended December 31, 2000. Direct revenues under United States Government prime contracts and subcontracts approximated $78,500 and $5,500, respectively, for the year ended December 31, 2000.

    LEASES--Concurrent with the closing of the Acquisition, the Seller and the Buyer entered into two lease agreements (the Leases) whereby the Seller agreed to lease to the Buyer space occupied by SES in Anaheim, California. The Leases contain certain renewal options and escalation clauses.

    Minimum rental commitments under the Leases as of the closing date of the Acquisition are as follows:

For the period from October 1, 2001 to December 31, 2001....   $1,829
For the year ending December 31, 2002.......................    3,394
For the year ending December 31, 2003.......................      167
                                                               ------

                                                               $5,390
                                                               ======

8. SERVICES AGREEMENT

    Concurrent with the closing of the Acquisition, the Buyer entered into a Transitional Services Agreement (TSA) whereby the Seller agreed to provide, and the Buyer agreed to purchase, certain support services. The TSA will be in effect upon the closing of the Acquisition until the agreed-upon service period, which ranges between one to six months depending on the type of services; or upon termination notice period, which ranges from 30 to 60 days.

ITEM 7(a) FINANCIAL STATEMENTS

                        PRO FORMA FINANCIAL INFORMATION
        UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

    The unaudited pro forma condensed consolidated financial information set forth below is presented to reflect the pro forma effects of our acquisition of the Sensors and Electronic Systems business of The Boeing Company, completed on September 28, 2001.

    The unaudited pro forma condensed consolidated financial information is based on, and should be read together with, our historical consolidated financial statements as of and for the year ended March 31, 2001, and our unaudited consolidated financial statements as of and for the six months ended September 30, 2001, and the statement of assets to be acquired and liabilities to be assumed of certain operations of the Sensors and Electronic Systems business as of and for the year ended December 31, 2000, and its direct revenues and direct operating expenses for the year then ended, and its unaudited statements of direct revenues and direct operating expenses for the six months ended June 30, 2001.

    As the acquisition of the Sensors and Electronic Systems business was completed on September 28, 2001, our consolidated balance sheet as of September 30, 2001 includes the assets acquired and liabilities assumed of the Sensors and Electronic Systems business. The unaudited pro forma condensed combined statements of earnings for the year ended March 31, 2001 and for the six months ended September 30, 2001 are prepared as if the acquisition had taken place on April 1, 2000. For accounting purposes, the acquisition has been accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations."

    The pro forma adjustments reflected in the pro forma condensed consolidated financial information represent estimated values and amounts based on available information and do not reflect any cost savings that we believe would have resulted had the acquisition occurred on April 1, 2000. The allocation of the purchase price to the assets acquired and the liabilities assumed has not yet been completed. The actual adjustments that will result from the acquisition will be based on a third-party valuation as well as internal assessments of the assets acquired and liabilities assumed and may differ substantially from the adjustments presented herein. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or operating results that would have been achieved had the acquisition been completed as of the dates indicated above or of the results that may be attained in the future.

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

                        FISCAL YEAR ENDED MARCH 31, 2001

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     HISTORICAL
                                                 -------------------    PRO FORMA         PRO FORMA
                                                   DRS      SES (1)    ADJUSTMENTS           DRS
                                                 --------   --------   -----------        ---------
Revenues.......................................  $427,606   $108,343          --          $535,949
Costs and expenses.............................   390,075    112,696        (245)(2),(4)   502,526
                                                 --------   --------     -------          --------
  Operating income (loss)......................    37,531   $ (4,353)        245            33,423
                                                            ========
Other income, net..............................      (310)                    --              (310)
Interest and related expenses..................    11,461                  4,458 (3)        15,919
                                                 --------                -------          --------
  Earnings before minority interests and income
    taxes......................................    26,380                 (4,213)           17,814
Minority interest..............................     1,426                     --             1,426
                                                 --------                -------          --------
  Earnings before income taxes.................    24,954                 (4,213)           16,388
Income taxes...................................    12,976                 (3,598)(5)         9,378
                                                 --------                -------          --------
  Net earnings.................................  $ 11,978                $  (615)         $  7,010
                                                 ========                =======          ========
Earnings per share of common stock:
  Basic earnings per share.....................  $   1.14                                 $    .67
  Diluted earnings per share...................  $   1.01                                 $    .61
Weighted average number of shares of common
  stock outstanding:
  Basic........................................    10,485                                   10,485
  Diluted......................................    12,435                                   12,435

  See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

                      SIX MONTHS ENDED SEPTEMBER 30, 2001

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    HISTORICAL
                                                -------------------    PRO FORMA              PRO FORMA
                                                  DRS      SES (1)    ADJUSTMENTS                DRS
                                                --------   --------   -----------             ---------
Revenues......................................  $219,530   $53,557           --               $273,087
Costs and expenses............................   199,143    54,370        2,728 (2),(4)        256,241
                                                --------   -------      -------               --------
  Operating income (loss).....................    20,387   $  (813)      (2,728)                16,846
                                                           =======
Other income, net.............................       (15)                    --                    (15)
Interest and related expenses.................     3,963                  2,230 (3)              6,193
                                                --------                -------               --------
  Earnings before minority interests and
    income taxes..............................    16,439                 (4,957)                10,668
Minority interest.............................       626                     --                    626
                                                --------                -------               --------
  Earnings before income taxes................    15,813                 (4,957)                10,043
Income taxes..................................     7,432                 (2,423)(5)              5,009
                                                --------                -------               --------
  Net earnings................................  $  8,381                $(2,534)              $  5,034
                                                ========                =======               ========
Earnings per share of common stock
  Basic earnings per share....................  $   0.69                                      $   0.42
  Diluted earnings per share..................  $   0.64                                      $   0.38
Weighted average number of shares of common
  stock outstanding
  Basic.......................................    12,118                                        12,118
  Diluted.....................................    13,107                                        13,107

  See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information

         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

    1. On September 28, 2001, we acquired certain assets and liabilities of the Sensors and Electronic Systems business of The Boeing Company. We paid approximately $67.1 million in cash, subject to adjustment, for the acquisition. In addition to the purchase price, the estimated costs related to the acquisition, including professional fees, is $4.0 million. We financed the acquisition with borrowings under our credit facility (See Note 3 below).

    The acquired portion of the Sensors and Electronic Systems business did not operate as a stand-alone business within The Boeing Company. Because the Sensors and Electronic Systems business did not operate on a stand-alone basis, the historical financial statements may not be representative of the complete results of operations of the Sensors and Electronic Systems business for the periods presented.

    The unaudited pro forma condensed combined financial information of DRS and the Sensors and Electronic Systems business have been prepared by combining our historical consolidated financial statements with the historical financial statements of the Sensors and Electronic Systems business. The unaudited pro forma statements of earnings give effect to the acquisition as if it had taken place on April 1, 2000. We prepare consolidated financial statements on the basis of a fiscal year ending March 31, whereas the historical financial statements of the Sensors and Electronic Systems business have been prepared on a calendar year basis. As permitted under United States Securities and Exchange Commission Regulation S-X,
Article 11, the unaudited pro forma condensed combined statement of earnings (the pro forma statement of earnings) for the year ended March 31, 2001 has been prepared by combining our consolidated financial statements for the fiscal year ended March 31, 2001, together with the financial statements of the Sensors and Electronic Systems business for the year ended December 31, 2000. Similarly, the pro forma statement of earnings for the six-month period ended September 30, 2001 has been prepared by combining our consolidated financial statements for the six months ended September 30, 2001, together with the financial statements of the Sensors and Electronic Systems business for the six months ended June 30, 2001. As a result, the historical financial statements of the Sensors and Electronic Systems business for the period July 1, 2001 to September 28, 2001 are not included in the pro forma statement of earnings.

    As the acquisition was completed on September 28, 2001, our historical balance sheet as of September 30, 2001 includes the assets acquired and liabilities assumed of the Sensors and Electronic Systems business.

    2. The Sensors and Electronic Systems business acquisition is being accounted for using the purchase method of accounting under Statement of Financial Accounting Standards No. 141, "Business Combinations." A third-party valuation, as well as our own internal assessment, is being performed on the assets acquired and liabilities assumed in the acquisition. As a result, the purchase price allocation has not been finalized and actual purchase price allocation will differ from that used for purposes of this pro forma financial information.

    The purchase price of $67.1 million, combined with an estimated
$4.0 million of acquisition related costs, exceeds the value of tangible net assets acquired by $30.1 million. For purposes of the pro forma financial information we estimated that the value of acquired intangible assets from the acquisition to be approximately $10.0 million, with a useful life of 10 years, and the excess of cost over the fair value of acquired net assets (i.e., goodwill) to be approximately $20.1 million. The pro forma statements of earnings for the year ended March 31, 2001, and the six months ended
September 30, 2001, reflect pro forma adjustments of $1.0 million and $500,000 respectively, for the amortization of acquired intangible assets. The third-party valuation, as well as the internal assessment, could result in a different portion of the purchase price being allocated to goodwill, tangible and intangible assets and acquired in-process research and development. Any identified in-process research and development would be expensed

    NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                                 (CONTINUED)

immediately. A $1.0 million increase/decrease in acquired intangible assets would result in an increase/ decrease in amortization expense of approximately $100,000 per year. In connection with the acquisition, we may also incur costs associated with exiting certain activities of the Sensors and Electronic Systems business, including severance costs.

    Under Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", which is applicable for all acquisitions consummated subsequent to June 30, 2001, we are not required to amortize goodwill or intangible assets with indefinite useful lives. We adopted the provisions of SFAS 142 on April 1, 2001. With the adoption of the statement, we are no longer required to amortize goodwill as of April 1, 2001. However, for purposes of presenting the pro forma results for the year ended March 31, 2001, we are not permitted to make an adjustment for our historical goodwill amortization.

    3. In connection with the acquisition, on September 28, 2001 we entered into a new credit facility with First Union National Bank, whereby we obtained a $240 million secured credit facility consisting of a term loan in the principal amount of $140 million and a $100 million revolving line of credit. The proceeds of this borrowing of $161 million were used to repay the balance of the debt outstanding under our previously existing credit facility in the amount of $88.5 million and to fund the acquisition. The pro forma statements of earnings include adjustments for additional interest expense of $4.3 million and $2.1 million for the year ended March 31, 2001 and the six months ended September 30, 2001, respectively. A 0.125% percent increase/decrease in interest rates would result in an increase/decrease in interest expense of approximately $89,000 and $45,000 for the corresponding year and six months. The pro forma statements of earnings for the year and six months ended March 31, 2001 and September 30, 2001 also include adjustments of $197,000 and $99,000, respectively, for a portion of the amortization of deferred financing fees incurred in connection with the new credit agreement. Pro forma interest expense was calculated using our September 30, 2001 average interest rate of approximately 5.9% on $71.1 million, the amount of the borrowing for the acquisition.

    4. The Sensors and Electronic Systems business historically recognized general and administrative expenses as a period cost. To be consistent with our accounting practice, certain amounts of the general and administrative expenses were capitalized into inventory for this pro forma financial statement presentation. The pro forma statements of earnings reflect a reduction in costs and expenses of $1.2 million for the year ended March 31, 2001 and an increase in costs and expenses of $2.2 million for the six-months ended September 30, 2001, to conform to this change.

    5. The adjustment to the provision for income taxes represents the income tax effect on the pro forma adjustments related to the acquisition, and the historical net loss of the Sensors and Electronic Systems business, using a statutory (federal and state) tax rate of 42%.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          DRS TECHNOLOGIES, INC.
                                          ----------------------
                                          Registrant


Date   November 21, 2001                  /s/ RICHARD A. SCHNEIDER
                                         ------------------------
                                          Richard A. Schneider
                                          Executive Vice President, Chief
                                          Financial Officer and Treasurer